Exhibit 99.1

Polar Power Announces Reverse Stock Split

GARDENA, CA – November 15, 2024 – Polar Power, Inc. (NASDAQ: POLA) (“Polar Power”), a global provider of prime, backup, solar hybrid power, and microgrid solutions, today announced that it intends to effect a reverse stock split of its common stock at a ratio of 1 post-split share for every 7 pre-split shares. The Company’s common stock will continue to be traded on the Nasdaq Capital Market under the symbol “POLA” and will begin trading on a split-adjusted basis when the market opens on November 19, 2024. The reverse stock split is primarily intended to enable the Company to regain compliance with the $1.00 minimum bid price required for continued listing on The Nasdaq Capital Market. The new CUSIP number for the Company’s common stock following the reverse stock split will be 73102V204.

At the annual meeting of stockholders held on November 11, 2024, Polar Power’s stockholders granted authority to the Board of Directors (the “Board”) to effect, in its discretion prior to December 31, 2024, a reverse stock split of the Company’s common stock at a ratio of not less than 1-for-3 and not more than 1-for-20, with such ratio to be determined by the Board, and approved a corresponding amendment to the Company’s Certificate of Incorporation (the “Charter Amendment”). Additional information regarding the reverse stock split approved by the Company’s stockholders can be found in the Company’s definitive proxy statement that was filed with the Securities and Exchange Commission on October 1, 2024, as supplemented by the supplement to the definitive proxy statement filed on October 22, 2024.

The Charter Amendment provides that at the effective time of the reverse stock split, each seven shares of the Company’s issued and outstanding common stock will be automatically combined into one validly issued, fully paid and non-assessable share of common stock, without effecting a change to the par value per share. The reverse stock split will affect all shares of the Company’s common stock outstanding immediately prior to the effective time of the reverse stock split, as well as the number of shares of common stock available for issuance under the Company’s equity incentive plan. In addition, the reverse stock split will effect a reduction in the number of shares of common stock issuable upon the exercise of stock options outstanding immediately prior to the effectiveness of the reverse stock split with a corresponding increase in exercise price per share.

No fractional shares will be issued in connection with the reverse stock split. Stockholders who would otherwise be entitled to receive fractional shares as a result of the reverse stock split will automatically be entitled to receive an additional fraction of a share of common stock, to round up to the next whole share. In any event, cash will not be paid for fractional shares. Stockholders with shares in brokerage accounts should direct any questions concerning the reverse stock split to their broker; all other stockholders may direct questions to the Company’s transfer agent, VStock Transfer, LLC at (212) 828-8436.

About Polar Power, Inc.

Polar Power (NASDAQ: POLA), an innovative provider of DC advanced power and cooling systems across diverse industrial applications, is pioneering technological changes that radically change the production, consumption, and environmental impact of power generation. Its product portfolio, known for innovation, durability, and efficiency, presently includes standard products for telecom, military, renewable energy, marine, automotive, residential, commercial, oil field and mining applications. Polar Power’s systems can be configured to operate on any energy source including photovoltaics, diesel, LPG (propane and butane), and renewable fuels.

Polar Power’s telecom power solutions offer significant cost savings with installation, permitting, site leases, and operation. Its military solutions provide compact, lightweight, fuel efficient, reliable power solutions for robotics, drone, communications, hybrid propulsion, and other applications.

Polar Power’s mobile rapid battery charging technology enables on-demand roadside charging for electric vehicles. Its combined heat and power (CHP) residential systems offer innovative vehicle charging and integrated home power systems via natural gas or propane feedstocks, optimizing performance and system costs.

Polar Power’s micro / nano grid solutions provide lower cost energy in “bad-grid or no-grid” environments. Its commitment to technological advancement extends to hybrid propulsion systems for marine and specialty vehicles, ensuring efficiency, comfort, reliability, and cost savings.

For more information, please visit www.polarpower.com or follow Polar Power on www.linkedin.com/company/polar-power-inc/.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

This news release contains certain statements of a forward-looking nature relating to future events or future business performance. Forward-looking statements can be identified by the words “expects,” “anticipates,” “believes,” “intends,” “estimates,” “plans,” “will,” “outlook” and similar expressions. Forward-looking statements are based on management’s current plans, estimates, assumptions and projections, and speak only as of the date they are made. It undertakes no obligation to update any forward-looking statement in light of new information or future events, except as otherwise required by law. Forward-looking statements involve inherent risks and uncertainties, most of which are difficult to predict and are generally beyond Polar Power’s control. Actual results or outcomes may differ materially from those implied by the forward-looking statements as a result of the impact of a number of factors, many of which are discussed in more detail in Polar Power’s reports filed with the Securities and Exchange Commission.

Investor Relations Contact:

At CORE IR

Peter Seltzberg, SVP Investor Relations and Corporate Advisory

peters@coreir.com

At Polar Power Inc.

IR@PolarPowerinc.com